Exhibit 10.3

EXECUTION VERSION

ASSUMPTION AGREEMENT

This Assumption Agreement (the “Assumption Agreement”), dated as of March 18, 2024 (the “Effective Date”), is entered into by BCIC Merger Sub, LLC, a Delaware limited liability company (the “Successor Company”), in favor of the persons or entities listed on the Purchaser Schedule attached to the Note Purchase Agreement (as defined herein) and their successors (collectively, the “Noteholders”), each of which is a party to (or a transferee of a party to) that certain Master Note Purchase Agreement, dated April 21, 2022 (as amended by that certain First Amendment to Master Note Purchase Agreement, dated as of March 13, 2024, and as it may be further amended, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”), by and among BlackRock Capital Investment Corporation, a Delaware corporation (“BCIC”), and the Purchasers party thereto, and pursuant to which BCIC heretofore issued (a) $35,000,000 aggregate principal amount of its 6.85% Series 2022A Senior Notes, Tranche A, due December 9, 2025 (the “Tranche A Notes”) and (b) $57,000,000 aggregate principal amount of its Floating Rate Series 2022A Senior Notes, Tranche B due December 9, 2025 (collectively with the Tranche A Notes, the “Notes”). Terms used herein without definition shall have the meanings assigned to such terms in the Note Purchase Agreement.

WITNESSETH:

WHEREAS, On the Effective Date, BCIC merged with and into the Successor Company pursuant to the terms of that certain Amended and Restated Agreement and Plan of Merger, dated as of January 10, 2024, by and among BCIC, BlackRock TCP Capital Corp., a Delaware corporation, the Successor Company and, solely with respect to certain sections, BlackRock Capital Investment Advisors, LLC, a Delaware limited liability company, and Tennenbaum Capital Partners, LLC, a Delaware limited liability company, and as a result of which the separate existence of BCIC ceased with the Successor Company continuing as the surviving entity (the “Merger”);

WHEREAS, upon consummation of the Merger, the Successor Company assumed all of the rights, duties, liabilities and obligations of BCIC, including, without limitation, all of the rights, duties, liabilities and obligations of BCIC under the Note Purchase Agreement and the Notes;

WHEREAS, the Successor Company, as the surviving entity resulting from the Merger, has received and shall continue to receive direct and indirect benefits by reason of the investments made by the Noteholders of the Notes issued under the Note Purchase Agreement (which benefits are hereby acknowledged); and

WHEREAS, the Merger constitutes the Permitted Company Merger and this Assumption Agreement is being executed and delivered by the Successor Company pursuant to the definition of “Permitted Company Merger” set forth in Section 8.8(f) of the Note Purchase Agreement.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Successor Company hereby agrees as follows:

1.          Assumption. The Successor Company, as the surviving entity of the Merger, hereby unconditionally and expressly assumes, confirms and agrees to perform and observe each and every one of the covenants, rights, promises, agreements, terms, conditions, obligations, duties and liabilities of BCIC under the Note Purchase Agreement and the Notes and under any documents, instruments or agreements executed and delivered or furnished, or to be executed and delivered or furnished, by BCIC in connection therewith, and to be bound by all waivers made by BCIC with respect to any matter set forth therein. All references to the BCIC (including with respect to the defined term the “Company”) in the Note Purchase Agreement or any Note or any document, instrument or agreement executed and delivered or furnished, or to be executed and delivered or furnished, in connection therewith shall be deemed to be references to the Successor Company, except for references to BCIC relating to its status prior to the consummation of the Merger.

2.         Opinion of Counsel. Attached hereto as Exhibit A is an opinion from Skadden, Arps, Slate, Meagher & Flom LLP as required by the definition of the “Permitted Company Merger” set forth in Section 8.8(f) of the Note Purchase Agreement.

3.         Binding Effect; Assignment. This Assumption Agreement shall be binding upon the Successor Company and shall inure to the benefit of the Noteholders and their respective successors and assigns.

4.          Governing Law. This Assumption Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

5.          Further Assurances.  At any time and from time to time, upon any Noteholder’s request and at the sole expense of the Successor Company, the Successor Company will promptly execute and deliver any and all further instruments and documents and will take such further action as such Noteholder may reasonably deem necessary to effect the purposes of this Assumption Agreement.

6.          Electronic Contracting.  The parties agree to electronic contracting and signatures with respect to this Assumption Agreement. Delivery of an electronic signature to, or a signed copy of, this Assumption Agreement by facsimile, email or other electronic transmission shall be fully binding on the parties to the same extent as the delivery of the signed originals and shall be admissible into evidence for all purposes. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Assumption Agreement shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Successor Company or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Notwithstanding the foregoing, if any Noteholder shall request manually signed counterpart signatures to any document, the Successor Company hereby agrees to use its reasonable endeavors to provide such manually signed signature pages as soon as reasonably practicable.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered by its duly authorized officer on the date first above written.

BCIC MERGER SUB, LLC

By:	/s/ Erik L. Cuellar
	Name:	Erik L. Cuellar
	Title:	Chief Financial Officer and Treasurer

[Signature Page to Assumption Agreement]

Exhibit A

Opinion of Skadden, Arps, Slate, Meagher and Flom LLP

[Intentionally Omitted.]